EXHIBIT 1



                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") dated April 11, 1997, between PROXYMED, INC., a Florida corporation, ("Buyer") with its principal business address at 2501 Davie Road, Suite 230, Fort Lauderdale, Florida 33317, HAYES COMPUTER SYSTEMS, INC., a Florida corporation, ("Company") with its principal business address at 1355 Thomaswood Drive, Tallahassee, Florida 32312, and DANNY HAYES, the sole Shareholder of Company (the "Shareholder"). Company and Shareholder are sometimes collectively referred to in this Agreement as "Selling Parties".

         Buyer desires to purchase from Company and Company desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, substantially all of the assets, properties and business of Company.

         THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1.        TRANSFER OF ASSETS

         Subject to the terms and conditions set forth in this Agreement, Company agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Company at the Closing described in Article 3 hereof, all the assets, properties and business of Company of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located, all of which are sometimes collectively referred to in this Agreement as the "Assets," including, but without limitation to, the following:

         1.1 CONTRACTS AND AGREEMENTS. All right, title and interest of Company in the contracts and licenses that Company has (including those Company has with its customers and clients) relating to Company's business other than those specifically referred to elsewhere in this Agreement and as more fully described on SCHEDULE 1.1 (with commencement dates, expiration dates and renewal options), to be assumed by Buyer pursuant to Article 4 (such contracts, agreements and licenses together here and after collectively referred as the "Contracts");

         1.2 LEASED PROPERTY. All right, title and interest of Company in any lease of the real property as more fully described on SCHEDULE 1.2, together with all rights and privileges under such leases (hereinafter referred to as the "Leased Property"). Company does not own, lease, possess or control any other real property, however, Shareholder owns the building wherein Company has its offices and leases the premises described on SCHEDULE 1.2 to Company;

         1.3 EQUIPMENT. All furniture, fixtures, equipment, motor vehicles, computer hardware and other tangible personal property of every kind and description that are located upon or within the Leased Property, and/or are owned or leased by Company, and/or are utilized in


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connection with Company's operations (whether or not upon or within the Leased
Property), a current list of which is more fully described on SCHEDULE 1.3 (hereinafter referred to collectively as the "Equipment");

         1.4 SOFTWARE PROGRAMS AND CONTRACTS. All of Company's right, title and interest to all owned or leased software programs, and all other contracts, agreements, licenses and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of software programs, source and object codes, related technical or user documentation and databases relating to Company's business, as more fully described on SCHEDULE
1.4 (with commencement dates, expiration dates and renewal options for leases and licenses), except for off the shelf software (hereafter referred to collectively as the "Software Programs and Contracts"), and to be assumed by Buyer pursuant to Article 4;

         1.5 INVENTORIES. All computer hardware equipment and software products and other tangible personal property of every kind and description, including work in process, supplies, spare parts and repair materials that are actually on hand as of the Closing Date, whether on or within the Leased Property or in route thereto or elsewhere, not included in SCHEDULE 1.3 above, which are held and/or utilized in connection with Company's sales, marketing and distribution of products to its Customers, a current list of which is more fully described on
SCHEDULE 1.5 (hereinafter referred to collectively as the "Inventories");

         1.6 BANK/CASH ACCOUNTS. All of Company's bank/cash accounts, including investments and cash equivalents as of the Closing Date;

         1.7 OTHER INTANGIBLES. All trade names, trademarks, service marks, copyrights, patents, patent rights, licenses, brand names, trade secrets, technical know-how, goodwill, rights, if any, to domain names and phone numbers and other intangibles more fully described on Schedule 1.7;

         1.8 BOOKS AND RECORDS. All papers, computerized databases and records in Company's care, custody or control relating to any or all of the above described Assets and the operation thereof, including but not limited to all personnel and labor relations records, sales records, marketing materials, and accounting and financial records;

         1.9 PREPAID EXPENSES AND DEPOSITS. All prepaid expenses and other prepaid items and deposits relating to any of the Assets and the operation of Company's business;

         1.10 PERMITS, ETC. All permits, licenses, franchises, consents or authorizations issued by, and all registrations and filings with any governmental agency in connection with Company's business, whenever issued or filed, excepting only those which by law or by their terms are non-transferable and those which have expired; and

         1.11 ALL PROPERTY NOT ELSEWHERE DESCRIBED. All other properties of Company of every kind, character or description owned, used or held for use (whether or not exclusively) in

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connection with Company's business, wherever located and whether or not similar to the things set forth elsewhere in this Article 1, except for accounts receivable (including deferred federal taxes) which will be retained by Company.

ARTICLE 2.        PURCHASE PRICE

         2.1 PAYMENT OF PURCHASE PRICE. In consideration for the transfer and assignment by Company of the Assets and in consideration of the representations, warranties and covenants of Selling Parties set forth herein, Buyer on the conditions set forth herein:

                  (a) shall pay to Company or its assignee(s) at the Closing (as hereinafter defined) Three Million Two Hundred Thousand Dollars ($3,200,000) in cash as more fully described in Section 3.2 hereof;

                  (b) shall deliver to Company or its designee(s) that number of shares of Common Stock of Buyer which equals $2,000,000 of ProxyMed's Common Stock, $.001 par value, at its fair market value defined as the average of the closing price of the Common Stock as reported to have traded on the NASDAQ/NMS System at the close of business on the seven
         (7) trading days spanning the three (3) trading days prior and the three (3) trading days after the date of the announcement of this Agreement;

                  (c) shall pay Company or its assignee or designee, if Buyer meets certain financial targets for the business being acquired, contingency payments, if any, as follows:

                           (i) twelve (12) months after the Closing Date, Buyer
                  may earn an additional $1,000,000 if the net pretax operating profit ("NPOP") for the trailing twelve (12) months exceeds $250,000;

                           (ii) between the twelve (12) and twenty-forth (24)
                  months after the Closing Date, Buyer may earn an additional $1,000,000 if net pretax operating profit for this second trailing twelve (12) months exceeds $250,000;

                           (iii) contingency payments, if any, pursuant to (i)
                  and (ii) above shall be payable on or before 60 days after each trailing twelve (12) month period, at the sole discretion of Buyer, at least fifty percent (50%) in cash and the remaining balance, if any, in Buyer's Common Stock based on the fair market value defined as the closing price at which the Common Stock is reported to have traded at the end of day on the NASDAQ/NMS System on the day before the earnings release for the respective immediately preceding applicable quarterly or annual financial period, as adjusted for any stock splits, stock dividends or other recapitalization. Any payments in Common Stock shall be Rule 144 restricted stock with restricted legend

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                  and stop transfer instructions, with no registration rights.
                  Buyer shall have the right to prepay these additional payments in cash or common stock without penalty or other liability to Selling Parties (if such prepayment is in stock, it shall be valued at the lower of the closing price on the date immediately prior to the prepayment dates); or the date of execution of this Agreement, as adjusted for any stock splits, stock dividends or other recapitalization;

                           (iv) "Net Pretax Operating Income" shall be defined
                  as the net sales less cost of sales and less direct and indirect operating costs and before purchased R&D and amortization of goodwill pertaining to Company's business being acquired, less any administrative and accounting expenses provided by Buyer which were previously incurred by Company to such extent that such expenses will not exceed the percentage that such expenses bore to the total operating expenses of Company as such expenses bore to Company's prior two (2) complete fiscal years. Contingency payments, if any, shall be paid after ProxyMed's chief financial officer has certified the Net Pretax Operating Income of Company's business being acquired hereunder. The contingency payments shall be measured each trailing twelve (12) month period. Any excess or any deficiency over or under the net pretax operating income target amounts during any year shall be carried over as a credit or debit against the target amounts for the following year;

                           (v) As a further condition to earn the contingency
                  payments pursuant to (i) and (ii), the Shareholder at the time each payment becomes payable must be and remain a full time employee of the Buyer and devote his full time and best efforts to maximize the sales and the profits of the business being acquired, unless Shareholder is terminated without cause under Section 5(a) of his Employment Agreement with the Company, in which case he shall be entitled to the payments as set out under Section 5(c) of his Employment Agreement;

                           (vi) Upon written request, Shareholder shall have the
                  right to have the chief financial officer's calculations of pretax net operating income reviewed by an outside public accountant at Shareholder's expense. In the event of a material difference, Buyer's independent public accountant and Shareholder's public accountant shall select a third public accountant, whose determination shall be final and binding, with expenses to be borne equally by Buyer and Company;

                  (d) shall assume and discharge, and shall indemnify Company against, liabilities and obligations of Company under the leases, contracts or other agreements, if any, specified on SCHEDULE 4 but only to the extent that such liabilities or obligations accrue on or after the Closing Date, unless Buyer has

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         elsewhere in this Agreement specifically agreed to assume any such liability or obligations.

                            (e) Notwithstanding anything to the contrary, Buyer does not owe a fiduciary obligation to the Shareholder requiring the Buyer to operate the acquired business in a manner that maximizes the ability to make the contingency payments pursuant to Section 2.1(c). Buyer, through its Board of Directors and officers will operate Buyer's business, including the business being acquired hereunder, in its best judgment and in the interest of the shareholders of Buyer. However, in the event that the business being acquired hereunder requires capital expenditures in excess of $100,000, Buyer agrees to discuss such expenditures with Shareholder prior thereto and, to the extent that such expenditures may adversely affect Shareholder's ability to earn his contingency payments, Buyer may reduce his financial targets proportionally. Likewise, to the extent that Buyer operates the business being acquired in a manner not in the ordinary course which adversely affects Shareholder's ability to earn contingency payments pursuant to Section 2.1(c), Buyer may reduce his financial targets proportionately. Furthermore, the Hayes Division shall receive credit at fair market value for all inter-Company products and services provided by Hayes.

         2.2 ALLOCATION OF PURCHASE PRICE. The parties agree that the Purchase Price (defined as the sum of the amounts specified in clauses (a), (b) and (c) above shall be allocated as set forth on SCHEDULE 2.2 and that such allocation will be used by the parties in reporting the transaction contemplated by this Agreement for federal and state tax purposes.

ARTICLE 3.        THE CLOSING

         The closing of the purchase and sale of the Assets by Company to Buyer (the "Closing") shall take place at the offices of Company at 10:00 a.m. local time, on April 30, 1997, or at such other place and/or time as the parties may agree in writing (the "Closing Date"). The Schedules described herein shall be completed to the satisfaction of Buyer and Seller at least three (3) days prior to Closing. In the event that the conditions specified in this Agreement have not been fulfilled by such date, Buyer (if such failure of conditions is on the part of Selling Parties) or Company (if such failure of conditions is on the part of Buyer) may extend the Closing Date for a period or periods not exceeding an aggregate of 30 days by written notice to Company and the no shop period described in Section 8.3 shall likewise be automatically extended to such Closing Date. Buyer and Seller agree that, within at least three (3) days prior to the scheduled Closing, Buyer and Seller will determine which of the Contracts and Agreements described on SCHEDULE 1.1 are material and for which written waivers and consents of third parties and governmental agencies will be required as a condition of Closing ("Material Contracts"). If on the original or any postponed Closing Date, Company has been unable to obtain all waivers and consents of third parties and governmental agencies required by this Agreement, then Buyer, on written notice, may postpone the Closing to a time not later than 10:00 a.m. local time, on June 30, 1997.

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         3.1 SELLING PARTIES' OBLIGATIONS AT THE CLOSING. At the Closing,
Selling Parties shall deliver or cause to be delivered to Buyer:

                  (a) Assignment and assumption agreements for all contracts and agreements, personal property and equipment leases, and all other contracts and agreements of Company to be assumed in connection herewith, in form and substance satisfactory to Buyer's counsel, and accompanied by all consents required; and

                  (b) Assignments in recordable form of all the Leased Property, and accompanied by all consents of lessors required and estoppel certificates;

                  (c) Instruments of assignment and transfer (including a bill of sale and assignments of trademarks) of all of the other Assets of Company to be transferred hereunder, in form and substance satisfactory to Buyer's counsel.

         Simultaneously with the consummation of the transfer, Company, through its officers, agents, and employees, shall put Buyer into full possession and enjoyment of all the Assets to be sold, conveyed, transferred, assigned and delivered by this Agreement.

         Selling Parties, at any time before or after the Closing Date, shall execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Buyer and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement, If requested by Buyer, Selling Parties agree to prosecute or otherwise enforce in their own names for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in either of the Selling Parties' name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Selling Parties.

         3.2 BUYER'S OBLIGATIONS AT THE CLOSING. At the Closing, Buyer shall deliver to Company against delivery of the items specified in Section 3.1 a certified or bank cashier's check or a wire transfer of immediately available funds in the amount of $3,200,000 payable to Company and issuance to Company of that number of shares of Common Stock of the Buyer more fully described in
Section 2.1(b) hereof. The Common Stock issued shall be Rule 144 restricted stock with restricted legend and stop transfer instructions. Company shall not be granted any registration rights. Such shares shall be issued to the Shareholder and the relative proportions as set forth in written instructions of Company to Buyer at least ten (10) business days prior to the Closing.

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ARTICLE 4.        ASSUMPTION OF LIABILITIES

         Buyer is not assuming any debt, liability or obligation of Company, whether known or unknown, fixed or contingent, except as herein specifically otherwise provided. Selling Parties agree to indemnify and hold Buyer harmless against all debts, claims, liabilities and obligations of Company not expressly assumed by Buyer hereunder, and to pay any and all attorneys' fees and legal costs incurred by Buyer, its successors and assigns in connection therewith. Buyer shall have the benefit of and shall perform and assume all leases, contracts, agreements, and licenses, if any, specifically listed on SCHEDULE 4, in accordance with the terms and conditions thereof, with the written consent of the other parties where required, except to the extent modifications are specifically set forth on such SCHEDULE 4 and except to the extent set forth in the assignments or assignment and assumption agreements. In addition, Shareholder shall lease the building he owns where Company's business is being conducted to Buyer at fair market rental and lease terms as are customary for the area, and Buyer shall accept such lease on terms to be negotiated in good faith by Buyer and Shareholder.

ARTICLE 5.        EXCISE AND PROPERTY TAXES

         Buyer shall pay all sales, use and transfer taxes arising out of the transfer of the Assets. Buyer shall not be responsible for any business, occupations, withholding or similar tax, or for any taxes of any kind relating to Company for any period before the Closing Date.

ARTICLE 6.        REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

         Selling Parties, jointly and severally, hereby represent and warrant to Buyer that the following facts and circumstances are and, except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Buyer is induced to enter into and perform this Agreement. Each warranty set forth in this Article 6 shall survive the Closing and any investigation made by or on behalf of Buyer.

         6.1 ORGANIZATION, GOOD STANDING AND QUALIFICATIONS. Company is a corporation duly organized, validly existing, and in good standing under the laws of Florida has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to transact interstate business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary. SCHEDULE 6.1 lists all the shareholders of Company and their respective interests.

         6.2 FINANCIAL STATEMENTS. SCHEDULE 6.2(a) to this Agreement sets forth the consolidated balance sheets of Company as of January 31, 1997, and as March 31, 1996, and the related statement of income and retained earnings for such years. SCHEDULE 6.2(b) to this Agreement sets forth unaudited consolidated balance sheets of Company as of March 31, 1997 (the "Stub Period Date"), together with related unaudited statement of income and retained earnings for the two (2) month period then ending, certified by the chief financial officer of Company. The financial statements in SCHEDULES 6.2(a) and 6.2(b) are referred to as the

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"Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") as of the date of this Agreement consistently followed by Company throughout the periods indicated, and fairly present the financial position of Company as of the respective dates of the balance sheets included in the Financial Statements, and the results of their operations for the respective periods indicated. Company has no liabilities or obligations of any nature (known or unknown, absolute, accrued, contingent or otherwise) of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP that were not fully reflected or reserved against in the Financial Statements. Buyer, at its expense, will retain independent public accountants to audit the financial statements as of and for the ten (10) months ended January 31, 1997, whose unqualified opinions with respect to such financial statements are included SCHEDULE 6.2(a). As of the Closing, Company will have (i) at least $520,000 net worth; (ii) current assets other than accounts receivable of at least $410,000; and (iii) financial statements reflecting no material deviation from the financial information previously provided to Buyer.

         6.3 ABSENCE OF SPECIFIED CHANGES. Except as set forth on SCHEDULE 6.3 hereof, since January 31, 1997, there have not been any:

                  (a) Transaction by Company except in the ordinary course of business;

                  (b) Capital expenditure or purchase commitments by Company exceeding $5,000, except for resale;

                  (c) Adverse change in the financial condition, liabilities, assets, business or prospects of Company;

                  (d) Destruction, damage to, or loss of any assets of Company (whether or not covered by insurance) that materially adversely affects the financial condition, business or prospects of Company;

                  (e) Labor trouble or other event or condition of any character materially adversely affecting the financial condition, business, assets or prospects of Company;

                  (f) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Company;

                  (g) Revaluation by Company of any of its Assets;

                  (h) Increase in the salary or other compensation payable or to become payable by Company to any of its officers, directors, employees, or consultants or the declaration, payment or commitment or obligation of any kind for the payment by Company of a bonus or other additional salary or compensation to any such person;

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                  (i) Sale or transfer of any Asset of Company, except in the ordinary course of business;

                  (j) Execution, creation, amendment or termination of any contract, agreement or license to which Company is a party, except in the ordinary course of business;

                  (k) Loan by Company to any person or entity, or guaranty by Company of any loan;

                  (l) Waiver or release of any right or claim of Company, except in the ordinary course of business;

                  (m) Mortgage, pledge or other encumbrance of any Asset of Company;

                  (n) Other event or condition of any character that has or might reasonably have an adverse effect on the financial condition, business, Assets or prospects of Company;

                  (o) Loss, known to Company, of customers of third party payors resulting in a material adverse change in customers or third party payors;

                  (p) Distributions to any shareholders or third parties; or

                  (q) Agreement by Company to do any of the things described in the preceding clauses (a) through (p).

         6.4      TAX MATTERS.

                  (a) All federal, state and local tax returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to Company, either separately or as a member of an affiliated group of corporations, have been filed on a timely basis, and in accordance with the laws, regulations and administrative requirements of any applicable taxing authority. All such tax returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects.

                  (b) Company has made available to Buyer all reports of and communications for all open years from Internal Revenue Service agents and the corresponding agents of other state, local and foreign governmental agencies who have examined the respective books and records applicable to Company or any affiliated group of which Company is a member. SCHEDULE 6.4(b) describes all adjustments in respect of Company to income tax returns filed by, or on behalf of, Company or any affiliated group of corporations of which Company is or was

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         a member for all open taxable years, that have been proposed by any representative of any taxing authority, and SCHEDULE 6.4(b) describes the resulting taxes, if any, proposed to be assessed. All deficiencies proposed (plus interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such examinations have been paid, reserved against, settled, or, as described in SCHEDULE 6.4(b) are being contested in good faith by appropriate proceedings. Except as set forth in SCHEDULE 6.4(b), neither Company, nor any affiliated party to Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statue of limitations relating to the payment of taxes for which Company may be liable.

                  (c) Company has paid, or made provision for the payment of, all taxes that have or may become due for all periods ending on or before the Closing Date, including, without limitation, all taxes reflected on the tax returns referred to in this Section 6.4, or in any assessment, proposed assessment, or notice, received by Company or any affiliated party with Company, except such taxes, if any, as are set forth in SCHEDULE 6.4(c) that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. The charges, accruals and reserves with respect to taxes on the books of Company are determined in accordance with GAAP consistently applied. In all material respects, all taxes that Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority. There are no liens with respect to taxes upon any of the properties or assets, real or personal, tangible or intangible, of Company (except for taxes not yet due).

                  (d) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any taxes, pending between Company and any taxing authority.

                  (e) All elections with respect to taxes affecting Company as of the date hereof are set forth in SCHEDULE 6.4(e).

                  (f) There is no existing tax sharing agreement that may or will require that any payment be made by or to Company on or after the Closing Date except as disclosed on SCHEDULE 6.4(f).

                  (g) Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Internal Revenue Code, nor has the Internal Revenue Service proposed any such adjustment or change in accounting method with respect to Company. Company does not have any application pending with any taxing authority requesting permission for any change in accounting method.

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                  (h) There is no contract, agreement, plan or arrangement
         covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by Buyer or Company by reason of
         Section 280G of the Internal Revenue Service Code.

                  (i) Except as provided for in SCHEDULE 6.4(i), Company does not own an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

         6.5 LEASED PROPERTY. SCHEDULE 1.2 to this Agreement is a complete and accurate legal description of each parcel of real property leased to Company, together with a substantially true and correct floor plan and a list of the policies of leasehold title insurance issued to Company for these properties. True, correct and complete copies of the Leased Property have been delivered to Buyer. All the Leased Property are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of these leases.

         6.6 ZONING. To the best knowledge of Selling Parties, The zoning of each Leased Property described in SCHEDULE 1.2 permits the presently existing improvements and the continuation of the business presently being conducted on such parcel.

         6.7 INVENTORIES. The Inventories consist of items of quality and quantity useable, saleable or rentable in the ordinary course of business by Company except for obsolete or slow moving items and items below standard quality, all of which have been written down on the books of Company to net realizable market value or have been provided for by adequate reserves. All items included in the Inventories are the property of Company, except for sales made in the ordinary course of business; for each of these sales either the Purchaser has made full payment or the Purchaser's liability to make payment is reflected in the books of Company. As of the Closing Date, no items included in the Inventories will be pledged as collateral or held by Company on consignment from others. All the inventories are free of defects and, to the extent that they consist of finished or semi-finished goods, also comply with the specifications submitted by the purchasers thereof. Or with original manufacturers specifications.

         6.8 CONTRACTS, ETC. The contracts described in SCHEDULE 1.1 and 1.4 consist of all written and oral contracts, licenses and agreements, and any other commitments, or understandings entered into by Company in the ordinary course of business with its customers, clients and other third parties other than those specifically referred to elsewhere in this Agreement. True, correct and complete copies of the contracts and agreements described in SCHEDULES 1.1 and 1.4 have been delivered to Buyer. Except as set forth on SCHEDULES 1.1 AND 1.4, all such contracts and agreements are valid and in full force, and there does not exist any default or threat of default, or event that with notice or lapse of time, or both, would constitute default under any of these contracts and agreements. There have been no claims or defaults, and to the best knowledge of the Selling Parties, there are no facts or conditions which if continued, or unnoticed, will result in a default under these contracts or agreements.

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                            Except as set forth in  SCHEDULE  4,  Company is not
a party to, nor are the Assets bound by, any other agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease or any other agreement that is unusual in nature, duration or amount (including, without limitation, any agreement requiring the performance by Company of any obligation for a period of time extending beyond one year from Closing Date or calling for consideration of more than $5,000 or requiring purchases at prices in excess of, or sales at prices lower than, prevailing market prices). To Selling Parties' knowledge, all contracts which will be assigned to or assumed by Buyer under this Agreement are valid and binding upon the parties thereto. To Selling Parties' knowledge, there is no default or threat of default, or event that with notice or lapse of time, or both, would constitute a default by any party to any of the agreements listed in SCHEDULE 4, except as set forth on SCHEDULE 4. Company has not received notice that any party to any of the agreements listed in SCHEDULE 4 intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. To Selling Parties' knowledge, Company is not a party to, nor is Company or the Assets bound by, any agreement that is materially adverse to the business, property, or financial condition of Company.

         6.9 OTHER TANGIBLE PERSONAL PROPERTY. The tangible personal property described in Section 1.3 and SCHEDULE 1.3 of this Agreement constitutes all the items of tangible personal property owned by, in the possession of, or used by Company in connection with its business. Except as stated in SCHEDULE 1.3, no tangible personal property used by Company in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is in the possession of anyone other than an employee of Company.

         6.10 TRADE NAMES; TRADEMARKS; COPYRIGHTS; ETC. Except as set forth in
SCHEDULE 6.10, Company does not use any other trademark, service mark, trade name, copyright or brand name, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications or brand names, telephone or facsimile number, or domain name in its business. To the best knowledge of Selling Parties, no person (other than Company) owns any trademark, trademark registration or application, service mark, trade name, copyright, copyright registration or application, or brand name, the use of which is necessary or contemplated in connection with the performance of any contract to which Company is a party. To the best knowledge of Company, Company has the right and authority to use such trade names, trademarks, copyrights, telephone or facsimile number, or domain name in its business as are necessary to enable it to conduct and to continue to conduct, and such use does not and will not conflict with, infringe or violate any intellectual or proprietary rights of others.

         6.11 PATENTS AND PATENT RIGHTS. SCHEDULE 6.11 to this Agreement is a complete schedule of all patents, inventions, industrial models, processes, designs, formulas and applications for patents ("Intellectual Properties") owned by Company or in which Company has any rights, licenses or immunities. The patents and applications for patents listed in SCHEDULE 6.11 are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions falling due within 90 days after the Closing Date. Except as set forth in SCHEDULES 6.11 or 6.20, there have not been any administrative, judicial, arbitration, or other adversary proceedings concerning the Intellectual Properties listed in SCHEDULE 6.11. Each patent application is awaiting action by its respective patent office except as otherwise indicated in SCHEDULE 6.11. To the best knowledge of Company, the manufacture, use or sale of the inventions, models, designs and systems covered by the Intellectual properties listed in SCHEDULE 6.11 do not violate or infringe on any patent or any proprietary or personal right of any person, firm or corporation, and Company has not infringed and is not now infringing on any patent or other right belonging to any person, firm or corporation. Except as set forth in SCHEDULE 6.11, Company is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula. Company has the right and authority to use such inventions, trade secrets, processes, models, designs and formulas as are necessary to enable it to conduct and to continue to conduct all phases of its business in the manner presently conducted, and such use does not and will not conflict with, infringe or violate any patent or other rights of others.

         6.12 TRADE SECRETS. SCHEDULE 6.12 to this Agreement is a true and complete list, without extensive or revealing descriptions, of trade secrets used by Company in (or owned by Company and useful in) the operation of its business, including all customer lists, processes, know-how and other technical data. The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures and other material relating to it, is also set forth with it in such SCHEDULE 6.12. Each trade secret's documentation is current, accurate and sufficient in detail and content to identify and explain it, and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others. Company is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in SCHEDULE 6.12. Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of these trade secrets; any of its employees and any other persons, who, either along or in concert with others, developed, invented, discovered, derived, programmed or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and have entered into appropriate agreements that Company's trade secrets are proprietary to Company and are not to be divulged or misused. All these trade secrets are presently valid and protectible, and are not part of the public knowledge or literature, nor to Company's knowledge have they been used, divulged or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Company.

         6.13 OTHER INTANGIBLE PROPERTY. SCHEDULE 6.13 to this Agreement is a true and complete list of all software programs, contracts and all other intangible assets, other than those specifically referred to elsewhere in this Agreement, including, without limitation, all of Company's right, title and interest owned and leased software programs, databases, and all other agreement, contracts, licenses and other commitments, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of software programs, source and object codes, related technical or user documentation manuals relating to Company's business.

         6.14 TITLE TO ASSETS. Company has good and marketable title to all the Assets and its interest in the Assets to be conveyed to Buyer hereunder, whether real or personal, mixed, tangible, and intangible, which constitute all the Assets and interest in Assets that are used in the business of Company. All the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for (i) those disclosed in Company's balance sheets as of the Stub Period Date, included in the Financial Statements, or in the Schedules to this Agreement; (ii) the lien of current taxes not yet due and payable; and
(iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these Assets, nor materially impair business operations. All the Assets are in good operating condition and repair, ordinary wear and tear excepted. Company is in possession of all premises leased to it from others. Except as set forth on the appropriate Schedule listing such assets, neither any officer, nor any director or employee of Company, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Company or any copyrights, patents, trademarks, trade names or trade secrets licensed by Company. Company does not occupy any Leased Property in violation of any law, regulation or notice.

         6.15 CUSTOMERS AND TRANSACTIONS. SCHEDULE 6.15 to this Agreement is a correct and current list of all customers and clients of Company together with summaries of the sales made to each customer or client during the most recent fiscal year. Except as indicated in Schedule 6.15, Company has no information and is not aware of any facts indicating that any of these customers and clients intent to cease doing business with Company or materially alter the amount of the business that they are presently doing with Company.

         6.16 EXISTING EMPLOYMENT ARRANGEMENTS. SCHEDULE 6.16 to this Agreement is a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, deferred compensation, stock option, or other agreements or arrangements providing for employee or outside consultant remuneration or benefits to which Company is a party or by which Company is obligated, whether of a legally binding or in the nature of informal understandings. All these contracts and arrangements are in full force and effect, and neither Company nor to Selling Parties' knowledge, any other party is in default under them. There has been no claims of defaults and, to the best knowledge of Selling Parties, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the best knowledge of Selling Parties, threatened labor dispute, strike or work stoppage affecting Company's business.

         6.17 INSURANCE POLICIES. SCHEDULE 6.17 to this Agreement is a description of all insurance policies held by Company concerning the Assets. All these policies are in the respective principal amounts set forth in SCHEDULE
6.17. Company has maintained and now maintains (i) insurance on all the Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure, including without limitation, and errors and omissions coverage.

         6.18 UNREGISTERED SECURITIES. Company and Shareholder (i) understand that the Common Stock issued or to be issued pursuant to Section 2.1 of the Agreement has not been, and will not be registered under the Securities Act of 1933, as amended, (the "Act") or under any state securities laws, and that they are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Common Stock solely for their own account for investment purposes and with a view to the "distribution" thereof (as such term is defined in judicial and administrative interpretations under Section 2(11) of the Act), (iii) has received certain information concerning Buyer, including without limitation the Reports referred to in Section 7.2 and have had the opportunity to obtain additional information as desired in order to evaluate the merits of purchasing and holding said Common Stock, (iv) are able to bear the economic risk and lack of liquidity inherit in holding the Common Stock until such time as the Common Stock may be registered or may be sold pursuant to Rule 144, (v) have sufficient knowledge and experience in financial and business matters that they are capable of evaluating the merits and risk of an investment in Buyer, (vi) understand that the certificates representing said Common Stock will be stamped or otherwise imprinted with the legend in substantially the following form:

               THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, INCLUDING WITHOUT LIMITATION, NEW YORK, AND MAY NOT BE SOLD TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND ANY SECURITIES LAWS OF ANY APPLICABLE JURISDICTION OR UNLESS EXEMPTIONS FROM SUCH REGISTRATIONS ARE AVAILABLE AND THAT AN OPINION OF COUNSEL, SATISFACTORY TO PROXYMED, INC. TO THAT EFFECT IS DELIVERED TO PROXYMED, INC.

         6.19 COMPLIANCE WITH LAWS. To the best of Selling Parties' knowledge, Company has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, health, building, zoning or other law, ordinance or regulation) affecting its properties (including the Leased Property) or the operation of its business.

         6.20 LITIGATION. Except as set forth in SCHEDULE 6.20, there is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of Selling Parties, threatened, against or affecting Company, or any of its business, Assets or financial condition. The matters set forth in SCHEDULE 6.20 if decided adversely to Company will not result in a material adverse change in the business, Assets or financial condition of Selling Parties. Selling Parties have furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in SCHEDULE 6.20. Company is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in SCHEDULE 6.20. Company is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

         6.21 ASSETS SUFFICIENT FOR CONDUCT OF BUSINESS. The Assets constitute all of the assets, exclusive of sufficient working capital as may be needed from time to time, required for Buyer to conduct the business of Company as it is presently conducted.

         6.22 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Company or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Company is a party or by which Company or the Assets are bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation; (iv) the creation or imposition of any lien, charge or encumbrance on any of the Assets; or (v) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Company or the Assets.

         6.23 AUTHORITY AND CONSENTS. Except as set forth in SCHEDULE 6.23 Company has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals, consents or permits of any person or governmental authority other than Selling Parties are necessary in connection with it. The execution and delivery of this Agreement and the consummation of this transaction by Company have been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Company (including any necessary action by Company's security holders). This Agreement constitutes a legal, valid and binding obligation of Company enforceable in accordance with its terms except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         6.24 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as set forth in SCHEDULE 6.24, neither Company nor any officer, director or, to the best knowledge of the Selling Parties, any employee of Company, nor any spouse or child of any of them has any direct or indirect interest in any competitor, supplier, customer or client of Company or in any person with whom Company is doing business.

         6.25 PERSONNEL IDENTIFICATION AND COMPENSATION. SCHEDULE 6.25 is a list of the names and addresses of all officers, directors, employees, agents and consultants of Company, stating the rates of compensation payable to each and setting forth all vacation time, sick leave and other paid time off accrued for each of them through the Closing Date and the date and amounts of each persons last salary increase. No other person, except accountants, auditors and attorneys regularly performs compensable services for Company.

         6.26 BANK ACCOUNTS, ETC. SCHEDULE 6.26 lists (i) the names and addresses of all persons holding a power of attorney on behalf of Company and
(ii) the names and addresses of all banks or other financial institutions in which Company has cash or a cash equivalents, accounts, investments, deposits or a safe-deposit box, with the names of all persons authorized to draw on these accounts or deposits or who have access to these boxes.

         6.27 BULK TRANSFER NOTICE. Except as contained on any SCHEDULE hereto, Company has transferred the Assets sold hereunder free and clear of all debts and encumbrances or other obligations owed to any third party prior to the Closing Date, and Buyer has agreed to waive any formal requirements of any applicable state bulk sale transfer laws. Company and Shareholder agree to hold Buyer harmless and indemnify Buyer against any such claims asserted against Buyer from any creditors entitled to advance notice of the sale of the Assets under any applicable state bulk sales transfer laws, and Buyer may offset any such claimed amounts due it hereunder against any amounts due Company or Shareholder by Buyer.

         6.28     ENVIRONMENTAL MATTERS.

                  (a) To the best knowledge of the Selling Parties, except as set forth in SCHEDULE 6.28, Company has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the business under regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or hazardous substances or wastes.

                  (b) To the best knowledge of the Selling Parties, except as set forth in SCHEDULE 6.28, Company is in full compliance in the conduct of the business with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (c) Except as set forth in SCHEDULE 6.28, Company is not aware of, nor has Company nor any of its subsidiaries received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or hazardous substance or waste.

                  (d) Except as set forth in SCHEDULE 6.28, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against Company in connection with the conduct of the business relating in any way to those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         6.29 LABOR MATTERS. To the best knowledge of the Selling Parties, Company is in compliance in all material respects with all currently applicable federal, state and local laws and regulations respecting employing, discrimination, discrimination in employment, disability, terms and conditions of employment, wages and hours, occupational safety and health and employment practices except for such failures to comply as would not reasonably be expected to have a material adverse effect, either individually or in the aggregate, on Company. As of the date hereof, Company has received no notice from any governmental entity and, as of the date hereof, there has not been asserted before any governmental entity any claim, action or proceeding to which Company is a party, and there is not any investigation or hearing pending or threatened concerning Company, arising out of or based upon any such laws, regulations or practices.

         6.30 DOCUMENTS DELIVERED. Each copy or original of any agreement, contract or other instrument which is identified in any exhibit delivered by Selling Parties or their counsel to Buyer (or its counsel or representatives), whether before or after the execution hereof, is in fact what is purported to be by Selling Parties and has not been amended, canceled or otherwise modified.

         6.31 FULL DISCLOSURE. None of the representations and warranties made by Selling Parties or made in any letter, certificate or memorandum furnished or to be furnished by Selling Parties, or on their behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made herein, in light of the circumstances under which they were made, not misleading. There is no fact known to Selling Parties which materially adversely affects, or in the future may (so far as Company can now reasonable foresee) materially adversely affect the condition, Assets, liabilities, business, operations or prospects of Company that has not been set forth herein or heretofore communicated to Buyer in writing pursuant hereto.

         6.32 CAPITALIZATION OF COMPANY AND OWNERSHIP OF CAPITAL STOCK. Shareholder is the sole and exclusive lawful record and beneficial owner of all of the capital stock of Company and all of the number of shares of the Stock of Company as set forth opposite Shareholder's name on SCHEDULE 1.1 hereto. On the Closing Date, the Stock will be free and clear of any claims, pledges, security interest, liens or encumbrances or other restrictions of limitations of any kind. Shares of Stock of Company are validly issued, fully paid and non-assessable. The authorized capital stock of Company consists solely of 500 shares of common stock, par value $1.00 per share of which 500 shares are issued and outstanding. No shares are or will be held in Company's treasury now or on the Closing Date. There are no outstanding subscriptions, options, warrants, preemptive or preferential rights, shareholder agreements, convertible securities or other agreements or contracts of any character (contractual or otherwise) for the issuance, sale or transfer to any person or entity of shares of capital stock of Company, and none of the shares of stock has been issued in violation of any preemptive rights.

         6.33 ABSENCE OF UNDISCLOSED LIABILITIES. Company does not have and will not have as of the Closing, except as to the extent reflected or reserved against on the face of its Financial Statements reflected in SCHEDULES 6.2(a) and 6.2(b) hereto, any material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) including, without limitation, any liabilities for environmental pollution, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Company's income, or any other material debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, stated facts or other condition.

ARTICLE 7.  BUYER'S REPRESENTATIONS AND WARRANTIES.

         Buyer hereby represents and warrants to Selling Parties that the following representations are true and correct and, except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledges that such representations constitute the basis upon which the Selling Parties are induced to enter into and perform this Agreement. Each warranty set forth in this Article 7 shall survive the Closing and any investigation made by or on behalf of Selling Parties.

         7.1 AUTHORITY AND CONSENTS. Buyer represents and warrants that Buyer is a corporation duly organized, existing and in good standing under the laws of Florida. Buyer has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons other than its Board of Directors are necessary in connection with it. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Buyer. This Agreement constitutes a legal, valid and binding obligation of Company enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         7.2 REPORTS. Buyer has delivered to Company and Shareholder copies of its reports on Form 10-KSB, 10-QSB, 8K, and amendments thereto, containing financial exhibits, filed since December 31, 1995 (the "Reports"). The Reports were timely filed with the Securities and Exchange Commission and did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There has not been any material or adverse change in the business, assets or liabilities of Buyer which has occurred since the date of the last report, and which has not been disclosed to Company and Shareholder. There is no fact known to Buyer which materially adversely affects its condition, assets, liabilities, business, operations or prospects that has not been set forth in its Reports.

         7.3 SHARES OF COMMON STOCK. The shares of Buyer's Common Stock delivered to the Shareholder at the Closing and those that may be issued pursuant to contingency payments pursuant to Section 2.1 will be Rule 144 restricted stock validly and legally issued and will be fully paid and not assessable.

         7.4 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provisions of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Buyer or, to the knowledge of Buyer, any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Buyer is a party or by which Buyer is bound; (iii) to the knowledge of Buyer, an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation; (iv) to the knowledge of Buyer, the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Buyer.

ARTICLE 8.  SELLING PARTIES' OBLIGATIONS BEFORE CLOSING.

         Selling Parties covenant that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing:

         8.1 BUYER'S ACCESS TO PREMISES AND INFORMATION. Buyer and its counsel, accountants and other representatives shall be entitled to have full access during normal business hours to all Company's properties, books, accounts, records, contracts and documents of or relating to the Assets, but shall not restrict or inhibit Company's normal business operations. Selling Parties shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances and properties of Company that may reasonably be requested.

         8.2 CONDUCT OF BUSINESS IN NORMAL COURSE. Company shall carry on its business and activities diligently and in substantially the same manner as they previously have been carried on, and shall not make or institute any unusual or novel methods of management, accounting or operation that will vary materially from the methods used by Company as of the date of this Agreement. Company shall use its best efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to Company its present officers and employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

         8.3 NO SOLICITATION. From the date of this Agreement to April 30, 1997 (the "Exclusivity Period"), Company and Shareholder will not, directly or indirectly through any officer, director, stockholder or agent of Company, or otherwise (i) solicit, initiate or encourage the submission of inquiries, takeover proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of all or substantially all of the assets of, or equity interest in Company or any merger, consolidation or business combination involving the Company; (ii) enter into negotiations regarding the foregoing or furnish to any person or entity information concerning the Company for any of the foregoing purposes; or (iii) otherwise cooperate with or assist, to participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from the Interested Party relating to any direct or indirect acquisition or purchase of a substantial amount of assets of Company or any of its subsidiaries or over 20% of any class of equity securities of Company or any of its subsidiaries or any offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Company of any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the closing of this Agreement or which would reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated herein.

         8.4 MAINTENANCE OF INSURANCE. Company shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, Company carries on any of the Assets or in respect of its operations shall be increased by such amount or amounts as Buyer shall specify.

         8.5 EMPLOYEES AND COMPENSATION. Company shall not do, or agree to do, any of the following acts: (i) grant any increase in salaries payable or to become payable to any officer, employee, sales agent or representative, or consultant, or (ii) increase benefits payable to any officer, employee, sales agent or representative or consultant under any bonus or pension plan or other contract or commitment. Company will pay each employee the base salary, bonus, and severance, if any, plus any other compensation due, including any unused vacation, through the date of Closing, and comply with all tax withholding provisions of applicable federal, state, local and foreign laws and have or will pay over to the proper governmental authorities all amounts required to be so withheld and paid over. Company's employees will be free to become employees of Buyer should the Buyer elect to offer employment to any of Company's employees and such employees accept any such offer of employment.

         8.6 NEW TRANSACTIONS. Company shall not do or agree to do any of the following acts:

                  (a) Enter into any contract, commitment or transaction not in the usual and ordinary course of its business;

                  (b) Make any capital expenditures or commitments in excess of $5,000 for any single item or $5,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $5,000 except for resale;

                  (c) Sell or dispose of any capital assets with a net book value in excess of $5,000 individually, or $5,000 in the aggregate; or

                  (d) Declare any dividends or make any distributions.

         8.7 PAYMENT OF LIABILITIES AND WAIVER OF CLAIMS. Company shall not do, or agree to do, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan or other obligation owing to Company.

         8.8 EXISTING AGREEMENTS. Company shall not modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do any of those acts.

         8.9 CONSENT OF OTHERS. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Company shall obtain any written consents required by the terms and conditions of the items described in Sections 1.1, 1.2, 1.3, 1.4, 1.8, 1.10, 1.12, 3.1, 4, 6.23 and 6.24 and setout in any of their respective Schedules to this Agreement in form and substance satisfactory to Buyer and will furnish to Buyer executed copies of those consents obtained by Company. In addition, Company shall use all reasonable efforts to obtain estoppel certificates to any leased premises in form and substance satisfactory to Buyer and will furnish to Buyer executed copies of those estoppel certificates obtained by Company.

         8.10 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Selling Parties shall use all reasonable efforts to assure that all representations and warranties of Selling Parties set forth in this Agreement and in any written statements delivered to Buyer by Selling Parties under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to the Closing shall have been met. Company shall promptly disclose to Buyer any information contained in the Schedules to this Agreement which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Company or the Schedules hereto for the purposes of Article 9 hereof, unless Buyer shall have consented thereto in writing.

         8.11 SALES AND USE TAX. Shareholder hereby agrees to indemnify and hold Buyer harmless against any claims arising out of sales and use and other tax liabilities of Company accrued prior to the Closing Date.

         8.12 STATUTORY FILINGS. Company shall cooperate fully with Buyer in preparing and filing all information and documents deemed necessary or desirable by Buyer under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement.

ARTICLE 9.  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 9. Buyer may waive any or all of these conditions in accordance with Section 14.2 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Selling Parties shall be in default of any of their representations, warranties or covenants under this Agreement.

         9.1 [INTENTIONALLY OMITTED]

         9.2 ACCURACIES OF SELLING PARTIES' REPRESENTATIONS AND WARRANTIES. All representations and warranties by Selling Parties in this Agreement or in any written statement that shall be delivered to Buyer by Selling Parties under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

         9.3 ABSENCE OF LIENS. At or prior to the Closing, Buyer shall have received a UCC search report dated as of a date not more than five days before the Closing Date issued by the Florida Secretary of State or by a title company or other company reasonably satisfactory to counsel for Buyer indicating that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name any of Selling Parties as debtor or otherwise indicating any lien on the Assets, except for the liens otherwise disclosed in Schedules hereto.

         9.4 SELLING PARTIES' PERFORMANCE. Selling Parties shall have performed, satisfied, and compiled in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or compiled with by Selling Parties on or before the Closing Date.

         9.5 CERTIFICATION BY COMPANY. Buyer shall have received a certificate, dated the Closing Date, signed by Company's president and its chief financial officer certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Section 9.2 and 9.4 have been fulfilled.

         9.6 OPINION OF SELLING PARTIES' COUNSEL. Buyer shall have received from, Michael P. Bist, Esq. counsel for Selling Parties, an opinion dated the Closing Date, in form and substance satisfactory to Buyer and its counsel, that:

                  (a) The authorized capital stock of Company consists of 500 shares of common stock, par value of $1.00 of which 500 shares of the authorized stock have been issued, (the "Stock"). The stock constitutes all outstanding and issued capital stock of Company and all such shares are validly issued, fully paid and nonassessable. Mr. Danny Hayes is the sole and exclusive legal and beneficial owner of all the issued and outstanding shares of stock of Company. To the best of counsel's knowledge and belief, there are no outstanding subscriptions, options, warrants, preemptive or preferential rights, convertible securities, shareholder agreements or other agreements or contracts of any character (contractual of otherwise) for the issuance, sale and transfer to any person or entity of shares of capital stock of Company, and none of the shares has been issued in violation of any preemptive rights.

                  (b) Company is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all necessary corporate power to own its respective properties as now owned and operate its respective business as now operated;

                  (c) This Agreement has been duly and validly authorized and, when executed an delivered by Selling Parties, will be valid and binding on Selling Parties and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                  (d) To the best of counsel's knowledge and belief and without independent inquiry and except as set forth in SCHEDULE 6.20 to this Agreement, such counsel does not know of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Company or its business or any of its properties, or financial or other condition;

                  (e) To the best of counsel's knowledge and belief and without independent inquiry, neither the execution nor delivery of this Agreement nor the consummation of the transaction contemplated in this Agreement will constitute (i) a default, or an event that would with notice or lapse of time or both constitute a default under, or violation or breach of, (A) Company's Articles of Incorporation, Bylaws or (B) to such counsel's knowledge without independent inquiry any indenture, license, lease, franchise, mortgage, instrument or other agreement or statute, rule, regulation, judgment, order or decree to which Company is a party, or by which Company or the Stock may be bound, or (ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Company or (iii) to such counsel's knowledge without independent inquiry, an event that would result in the creation or imposition of any lien, charge or encumbrance on any of the Stock;

                  (f) To such counsel's knowledge and belief without independent inquiry, every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by Buyer of the transactions contemplated by this Agreement has been obtained or has been waived by Buyer, and such counsel has not been informed that any such consent, approval, authorization or order has been rescinded or is no longer in effect as of the Closing Date;

                  (g) Shareholder has good and marketable title to all his Stock, including those described in the Schedules to this Agreement, free and clear or all liens, encumbrances, equities, conditional sales contracts, security interests, charges and restrictions, except as set forth in this Agreement or the Schedules hereto.

         9.7 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

         9.8 CORPORATE APPROVAL. The execution and delivery of this Agreement by Company, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Company.

         9.9 ESTOPPEL CERTIFICATES. Buyer shall have received from Company estoppel certificates and consents relating to the Lease Property in a form satisfactory to Buyer's counsel.

         9.10 [INTENTIONALLY OMITTED]

         9.11 CONSENTS. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Company and delivered to Buyer.

         9.12 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects, to Buyer and its counsel.

         9.13 EMPLOYMENT AGREEMENT. Buyer and the Shareholder shall have entered into an employment agreement substantially in the form of SCHEDULE 9.13 hereto.

         9.14 CHANGE OF CORPORATE NAME. If so requested by Buyer, Company shall have changed its corporate name to a name reasonably approved by Buyer.

         9.15 [INTENTIONALLY OMITTED]

         9.16 CONTINUITY OF MANAGEMENT. Buyer shall have made arrangements reasonably suitable to it for the employment by Buyer of sufficient Company employees to continue the operation of the business being transferred without disruption thereto. Buyer hereby waives its rights under this Section if it fails to give at least three (3) days written notice thereof to Company prior to the Closing.

         9.17 CONDITION OF ASSETS. The Assets shall not have been materially or adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy.

ARTICLE 10.  CONDITIONS PRECEDENT TO COMPANY'S PERFORMANCE

         The obligations of Company to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions set out below in this Article 10. Except for Sections 10.4 and 10.7, Company may waive any or all of these conditions in accordance with
Section 14.2 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by Company of any of its other rights or remedies, at law or in equity, if Buyer shall be in default of any of its representations, warranties or covenants under this Agreement.

         10.1 ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement, including but not limited to the Reports delivered to Selling Parties pursuant to Section 7.2 hereof, shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

         10.2 BUYER'S PERFORMANCE. Buyer shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

         10.3 OPINION OF BUYER'S COUNSEL. Buyer shall have furnished Company with an opinion, dated the Closing Date, of Frank M. Puthoff, Esq. counsel for Buyer, in form and substance satisfactory to the Shareholder and his counsel, to the effect that:

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power to perform its obligations under this Agreement;

                  (b) All corporate proceedings required by law or by the provisions of this Agreement to be taken by Buyer on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken;

                  (c) Buyer has the corporate power and authority to acquire the Assets for the consideration set forth herein;

                  (d) To such counsel's knowledge without independent inquiry, every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by Buyer of the transactions contemplated by this Agreement has been obtained or has been waived by Company and will be in effect on the Closing Date;

                   (e) The consummation of the transaction contemplated by this Agreement does not violate or contravene any of the provisions of the Articles of Incorporation, Bylaws of Buyer or to the best of such counsel's knowledge without independent inquiry any indenture, agreement, statute, judgment or order to which Buyer is a party or by which Buyer is bound;

                  (f) This Agreement has been duly and validly authorized and, when executed and delivered by Buyer, will be valid and binding on Buyer and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                  (g) The shares of Buyer's Common Stock delivered to the Shareholder at Closing will be validly and legally issued and will be fully paid and not assessable.

         10.4 BUYER'S CORPORATE APPROVAL. Buyer shall have received corporate authorization and approval from its Board of Directors for the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date.

         10.5 CERTIFICATION BY BUYER. Shareholder shall have received a certificate, dated the Closing Date, signed by an executive officer of Buyer certifying, in such detail as Shareholder and his counsel may reasonably request, that the conditions specified in Section 10.1 and 10.2 have been fulfilled.

         10.6 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

         10.7 CONSENTS. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained on or before the Closing Date.

         10.8 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered to Selling Parties under this Agreement shall be satisfactory in all reasonable respects, to Shareholder and his counsel.

         10.9 EMPLOYMENT AGREEMENT. Buyer shall have entered into an employment agreement with Shareholder substantially in the form of SCHEDULE 9.13 hereto.

         10.10 PAYMENT OF PURCHASE PRICE. The Buyer shall have paid the purchase price of the Asset to be paid at Closing as specified in Sections 2.1(a) and
(b).

ARTICLE 11.       EMPLOYEE PLANS

                  Buyer is not assuming any obligations of Company relating to any Employee Plan. "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements including, without limitation, any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, covering any Subject Employee (as hereinafter defined) or to which Company is a party or bound or makes or has made any contribution or by which Company may have any liability to any Subject Employee (including any such plan formerly maintained by or in connection with which Company may have any liability to any Subject Employee, and any such plan which is a multiemployer plan as defined in Section 3(37)(A) of ERISA).

ARTICLE 12.       SELLING PARTIES' OBLIGATIONS AFTER THE CLOSING

A.       SELLING PARTIES OBLIGATIONS

         12.1 PRESERVATION OF GOODWILL. Following the Closing, Selling Parties will restrict their activities so that Buyer's reasonable expectations with respect to the goodwill, business reputation, employee relations and prospects connected with the Assets will not be materially impaired.

         12.2 CHANGE OF NAME. If requested by Buyer, Selling Parties agree that after the Closing Date they shall not use or employ in any manner directly or indirectly the name of Hayes Computer Systems, Inc. or any variation thereof, and that they will take and cause to be taken all necessary action by Company's board of directors, stockholders and any other persons in order to make this change in Company's name on or before the Closing Date.

         12.3     [INTENTIONALLY OMITTED]

         12.4 SELLING PARTIES' INDEMNITIES. Selling Parties shall indemnify, defend and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees up to a maximum of the purchase price actually paid by Buyer ("Losses"), that Buyer shall incur or suffer, which arise, result from or relate to any breach of, or failure by Shareholder to perform, any of his representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Shareholder under this Agreement, or from the operation of The Company prior to the Closing Date.

                  Notwithstanding any other provision of this Agreement, Shareholder shall not be liable to Buyer on any warranty, representation or covenant made by Shareholder in this Agreement, or under any of their indemnities in this Agreement, regarding any single claim, loss, expense, obligation or other liability that does not exceed $5,000 provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations and liabilities not exceeding $5,000 each reaches $5,000, Shareholder shall thereafter be liable in full for all such breaches and indemnities and regarding all those claims, losses, expenses, obligations and liabilities exceeding $5,000.

         12.5 ACCESS TO RECORDS. From and after the Closing, Selling Parties shall allow Buyer, and its counsel, accountants and other representatives, such access to records which after the Closing may be in the custody or control of Selling Parties as Buyer reasonably requires in order to comply with its obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

         12.6 NONSOLICITATION OF EMPLOYEES. None of the Selling Parties shall, for three (3) years from the date of this Agreement, solicit any employee of Buyer or of any direct or indirect subsidiary of Buyer to leave such employment if such employee was at any time between the date hereof and the Closing an employee of Company.

         12.7     [INTENTIONALLY OMITTED]

         12.8 GUARANTEE. Shareholder hereby unconditionally guarantees to Buyer the full and timely performance of all of the obligations and agreements of Company up to the purchase price actually paid by Buyer. The foregoing guarantee shall include the guarantee of the payment of all damages, costs and expenses which might become recoverable as a result of the nonperformance of any of the obligations or agreements so guaranteed as a result of the nonperformance of this guarantee. Buyer may, at its option, proceed against Shareholder for the performance of any such obligation or agreement, or for damages for default in the performance thereof, without first proceeding against any other party or against any of its properties. Shareholder further agrees that its guarantee shall be an irrevocable extension and shall continue in effect notwithstanding any extension or modification for any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor, and Shareholder hereby waives all special suretyship defenses and notice requirements.

         12.9 HOLD BACK AND SETOFF. In the event that any claim is made against Buyer or the Assets being acquired herein which arises prior to or after the date of Closing for which Selling Parties, jointly or severally, are obligated herein, Buyer will have the right to hold back the amount of such claim from any contingency payments that may be due under Sections 2.1(c) until such claim has been settled or finally determined by a court of competent jurisdiction. In the event Buyer pays any such claim, Buyer may setoff such amounts including any interest, reasonable attorney fees and costs it has incurred in defending itself, from any contingency payments that may be due under Section 2.1(c) and place such funds in an escrow account pursuant to Section 12.15(a) and (b).

         12.10 LOCKUP. In the event that any shares of Common Stock of Company issued and delivered to Shareholder, pursuant to Section 2.1(b) and (c) hereof, as adjusted for any stock splits, stock dividends for other recapitalization, (hereinafter referred to as the "Shares") become registered securities under the Securities and Exchanges of 1933, as amended, the Shareholder agrees not to sell, offer to sell, contract to sell or otherwise dispose of the Shares for a period equal to 24 months from the date of each issuance and delivery to Shareholder. Shareholder agrees to execute a Letter Agreement upon request of Buyer or its underwriters, if any, to such effect. Further, Shareholder agrees that after the expiration of any lock-up period that Buyer shall have the right of first refusal to acquire any Shares proposed to be sold by Shareholder at the then current market price less applicable brokerage commissions. Shareholder shall orally notify Buyer by at least 10 a.m. eastern standard time on the date of any proposed sale of Shares (which must be a date on which the NASDAQ/NMS is open for trading), indicating the number of Shares proposed to be sold (the "Sale Shares"). Shareholder shall thereafter confirm the oral notice in writing via facsimile. Buyer shall have the right to purchase the Sale Shares by providing written notification via facsimile to Shareholder of his intention to do so by 10:00 a.m. on the next business day. If Buyer does not provide written notification to Shareholder as contemplated in the immediately preceding sentence, Shareholder shall thereafter have ten (10) business days within which to sell the Sale Shares. If the Sale Shares are not sold within this ten (10) day period, Shareholder must again comply with the above notification procedures prior to selling the Sale Shares.

B.       BUYER'S OBLIGATIONS.

         12.11 RECORDS OF COMPANY. From the Closing Date, and so long as required under applicable law, Buyer agrees that it shall not destroy any original records of Company existing on the Closing Date without first offering to give Shareholder such records (which option must be exercised within 20 days after the giving thereof by the Buyer), and Buyer shall provide Shareholder with reasonable access to review any such books and records and to make copies thereof during normal business hours of the Buyer in connection with tax returns, tax audits, claims that could reasonably be expected to be asserted against Company or Shareholder, or for any other valid business purpose.

         12.12 ACCESS TO RECORDS. From and after the Closing, Buyer shall allow Selling Parties, and their counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of Buyer as Selling Parties reasonably require in order to comply with their respective obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

         12.13 BUYER'S INDEMNITIES. Buyer shall indemnify, defend and hold harmless Company and Shareholder against and in respect of any and all Losses (as such term is defined in Section 12.4 hereof) that Company and/or Shareholder shall incur or suffer, which arise out of or result from any breach of, or failure by Buyer to perform, any operations of Company on or after the Closing Date.

                  Notwithstanding any other provision of this Agreement, except for Buyer's obligation to pay the consideration for the Assets referred to in
Section 2.1 hereof in connection with liabilities of Company to be specifically assumed hereunder, Buyer shall not be liable to Company and/or Shareholder on any warranty, representation or covenant made by Buyer in this Agreement, or under any of its indemnities in this Agreement, regarding any single claim loss, expense, obligation or other liability that does not exceed $5,000, provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations and liabilities exceeding $5,000 each reaches $5,000, Buyer shall thereafter be liable in full for all such breaches and indemnities and regarding all those claims, losses, expenses, obligations and liabilities exceeding such $5,000 amount.

C.       ASSERTION OF CLAIMS.

         12.14 ASSERTION OF CLAIMS. All claims for indemnification by either of the Selling Parties pursuant to Section 12.13 hereof or the Buyer pursuant to
Section 12.4 hereof, or any other provision of this Agreement except Section 12.3, shall be asserted and resolved as follows:

                  (a) Any person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of the Losses, specifying the nature and specific basis for such Losses and the indemnity claim and the amount or the estimated amount thereof to the extent then feasible and enclosing a copy of all papers (if any) served with respect to the claim (the "Claim Notice"). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced, but only to the extent such notification within such time period is practicable. The Indemnifying Party shall have 30 days from the date the Claim Notice is given in accordance with the notice provisions hereof (the "Notice Period") to notify the Indemnified Party (x) whether it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and (y) whether its desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; which election to defend may be made without prejudicing the Indemnifying Party as to its liability hereunder, other than with respect to the costs of defense. Notwithstanding the foregoing, any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and that is not prejudicial to the Indemnifying Party. (A) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim with respect to which the Indemnifying Party has admitted its liability may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. Any party settling or compromising a claim in violation of the preceding sentence shall be solely liable for the amount of the settlement or compromise. (B) If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of a Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend at the expense of the Indemnifying Party the claim with counsel of its choosing reasonably satisfactory to the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of any claim at any time prior to settlement or final determination thereof. Any such defense shall be prosecuted promptly and vigorously by the Indemnified Party. In the case of either (A) or (B), if the Indemnifying Party has not yet admitted its liability for a claim the Indemnified Party shall send a written notice to the Indemnifying Party of any proposed settlement of any claim received by the Indemnified Party. The Indemnifying Party shall have an option for 30 days following receipt of such notice to
         (i) admit liability for the claim if it has not already done so and
         (ii) if liability has been admitted, reject, in its reasonably judgment, the proposed settlement. Failure to reject such settlement within such 30 day period shall be deemed an acceptance of such settlement. If the Indemnified Party settles any such claim over the objection of the Indemnifying Party, the Indemnified Party shall thereby waive any right to indemnify therefor, unless the Indemnifying Party has prior to the time of settlement admitted liability for such claim.

                  (b) In the event any Indemnified Party should have a claim for Losses against any Indemnifying Party hereunder that does not involve a Loss being asserted against or sought to be collected from it by a third party (for example, but without limitation, a Loss resulting from a breach of a representation, warranty or covenant), the Indemnified Party shall send a Claim Notice (including an explanation, in reasonable detail, of the basis for such claim, the particular representation, warranty or covenant claimed to be breached by the Indemnifying Party, and the manner in which the amount claimed to be due was computed, together with all documents in the possession of the Indemnified Party relating to such claim for Losses) with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date the Claim Notice is given that it disputes such claim for Losses, the amount of such Losses shall be conclusively deemed a liability of the Indemnifying Party hereunder.

         12.15    RIGHT OF OFFSET.

                  (a) Subject to the limitations contained in the second paragraph of Section 12.4, the Buyer shall have the right at its option to offset against any amounts (whether payable by the Buyer or any of its affiliates) due to Shareholder under Section 2.1(c) hereof, any and all amounts due, after giving effect to the tax consequences affecting Buyer as a result of the matter in question (in each case as determined in the reasonable judgment of Buyer) any of the Losses pursuant to the provisions of this Section 12.15.

                  (b) In the event Shareholder notifies Buyer that it disputes the validity or amount of any claim for Losses within 30 days from the date the Claim Notice is given by the Buyer to Shareholder, then, in lieu of exercising any right of offset pursuant to Section 12.15(a) or Section 12.9, the Buyer shall deposit an amount in escrow up to but not exceeding the amount reasonably claimed to be due by the Buyer pursuant to such Claim Notice. Such amounts shall be held by the Buyer's regular outside counsel, or if such attorney cannot or is unwilling to serve, a

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financial institution selected by the Buyer (the "Escrow Agent") in an interest bearing account (only with respect to any cash deposited into such escrow) subject to the terms and conditions of an escrow agreement (the "Escrow Agreement") by and among Selling Parties, Buyer and Escrow Agent in the form attached hereto as SCHEDULE 12.15. Notwithstanding the foregoing provisions of this Section 12.15, unless and until the Buyer executes and delivers to Shareholder a counterpart of the Escrow Agreement executed by the Buyer and the Escrow Agent, then the Buyer may not exercise the offset rights set forth in this Section 12.15 or in Section 12.9. Notwithstanding the foregoing provisions of this Section 12.15 if the Buyer has delivered the executed counterpart contemplated by the immediately preceding sentence, then if Shareholder has not executed and delivered within ten (10) days thereafter to the Buyer a counterpart of the Escrow Agreement executed by Shareholder, the Buyer may directly offset amounts described above without placing such amounts in escrow, unless and until the counterpart is received.

ARTICLE 13.       COSTS

         13.1 FINDER'S OR BROKER'S FEES. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions; provided, however, that Buyer shall be responsible for any compensation or payment that may be due Neal Lebar.

         13.2 EXPENSES. Except for the cost of the independent audit paid for by Buyer, each of the parties shall pay all costs and expenses, including, but not limited to attorneys' and accounting fees, incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

ARTICLE 14.       FORM OF AGREEMENT

         14.1 HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         14.2 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         14.3 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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



ARTICLE 15.       PARTIES

         15.1 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

         15.2 ASSIGNMENT. Buyer may not assign or delegate any of its rights or obligations under this Agreement or any part hereof without the prior written consent of Company except for any assignment in connection with the sale of substantially all of Buyer's assets or capital stock to an unaffiliated third party and except as provided in Section 20.6. Except as otherwise set forth herein the Selling Parties may not assign or delegate any of their respective rights or duties hereunder, without the prior written consent of the Buyer. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

ARTICLE 16.       REMEDIES

         16.1 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other preceding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         16.2 CONDITIONS PERMITTING TERMINATION. Subject to the provisions of
Article 3 relating to the postponement of the Closing Date, either party may on the Closing Date terminate this Agreement by written notice to the other, without liability to the other, if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement.

         16.3 DEFAULTS PERMITTING TERMINATION. If either Buyer or Company materially defaults in the due and timely performance of any of its representations, warranties, covenants, or agreements under this Agreement, the non-defaulting party or parties may on the Closing Date give notice of termination of this Agreement, in the manner provided in Article 18. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective three (3) business days after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination. Such termination shall not waive, release or discharge the non-defaulting parties' rights to seek legal and equitable relief.

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


ARTICLE 17.       NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All representations, warranties, covenants and agreements in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing.

ARTICLE 18.       NOTICES

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

                  COMPANY:                      Hayes Computer Systems, Inc.
                                                1355 Thomaswood Drive
                                                Tallahassee, FL 32312
                                                Attn: Danny Hayes

                           with copy to:        Michael P. Bist, Esq.
                                                1300 Thomaswood Drive
                                                Tallahassee, FL 32312

                  SHAREHOLDER:                  Danny Hayes
                                                Hayes Computer Systems, Inc.
                                                1355 Thomaswood Drive
                                                Tallahassee, FL 32312

                  BUYER:                        ProxyMed, Inc.
                                                2501 Davie Road, Suite 230
                                                Fort Lauderdale, FL 33317
                                                Attn: Harold S. Blue

                           with copy to:        Frank M. Puthoff, Esq.
                                                ProxyMed, Inc.
                                                2501 Davie Road, Suite 230
                                                Fort Lauderdale, FL 33317

Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 19.       GOVERNING LAW

         This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida, without regard to its conflict of laws provisions.

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



ARTICLE 20.       MISCELLANEOUS

         20.1 ANNOUNCEMENTS. Except as and to the extent required by any applicable law, regulation or order, including Securities and Exchange Commission regulations, no party to this Agreement shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of negotiations regarding a proposed transaction between the parties or any of the terms, conditions or other aspects of a proposed transaction without prior written consent of the other party, In the event any party is required by applicable law, regulation or order to make any such disclosure, such party shall provide prior notice of such required disclosure to the other party. In the event any party is required by applicable law, regulation or order to make any such disclosure, such party shall provide prior notice of such required disclosure to the other party. Buyer agrees to deliver to Company a copy of the proposed public announcement relating to this transaction prior to the publication thereof in order to give Company an opportunity to make recommendations with respect thereto, which recommendation shall in no way be binding on Buyer.

         20.2 CONFIDENTIALITY AND NO SHOP AGREEMENT. Company and Buyer acknowledge and affirm the Confidentiality and No Shop dated February 14 1997, a copy of which is set forth in SCHEDULE 20.2.

         20.3 FURTHER ACTIONS. Each party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement.

         20.4 SEVERABLE COVENANTS. In the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

         20.5 SPECIFIC PERFORMANCE. In the event of a breach or threatened breach by any party hereto of the provisions of this Agreement, any other party hereto shall be entitled to specific performance. Nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         20.6 NOMINEE. In the event Buyer elects to assign this Agreement to a wholly owned subsidiary of Buyer, Selling Parties hereby consent to any such assignment so long as Buyer unconditionally and irrevocably guarantees the obligations of such subsidiary hereunder and any stock issued pursuant to
Section 2.1(c) is that of Buyer.

                            [SIGNATURE PAGE FOLLOWS]

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



         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.



BUYER:                               PROXYMED, INC.


                                     By: /s/ HAROLD BLUE
                                        --------------------------------------
                                           Harold Blue, Chairman of the Board
                                           and Chief Executive Officer

COMPANY:                             HAYES COMPUTER SYSTEMS, INC.


                                     By: /s/ DANNY HAYES
                                        --------------------------------------
                                           Danny Hayes, President


SHAREHOLDER:                         By: /s/ DANNY HAYES
                                        --------------------------------------
                                            Danny Hayes



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